Exhibit 99.(11)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

September 25, 2024

Advanced Series Trust

655 Broad Street

Newark, New Jersey 07102

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-14 (the “Registration Statement”) being filed on or about the date hereof by Advanced Series Trust (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by AST International Equity Portfolio, a series of the Trust (the “Acquiring Portfolio”), of all the assets of AST Emerging Markets Equity Portfolio, also a series of the Trust, (the “Acquired Portfolio”), in exchange for shares of beneficial interest of the Acquiring Portfolio (collectively, the “Shares”) and the assumption by the Acquiring Portfolio of all of the liabilities of the Acquired Portfolio, all in accordance with the terms of the Agreement and Plan of Reorganization, by the Trust on behalf of each of the Acquiring Portfolio and the Acquired Portfolio (the “Agreement and Plan of Reorganization”), in substantially the form included as Exhibit A to the proxy statement/prospectus that is part of the Registration Statement.

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of Shares. In connection with this opinion, we have examined the form of Agreement and Plan of Reorganization. We have also examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Trust, public officials, and other appropriate persons. We assume that, upon the delivery of the Shares by the Trust in accordance with the terms of the Agreement and Plan of Reorganization, the Trust will receive the net asset value thereof.

The Second Amended and Restated Declaration of Trust of the Trust dated December 1, 2005, as amended (the “Declaration of Trust”) provides that the Declaration of Trust “shall be deemed made in The Commonwealth of Massachusetts, and it is created under and is to be governed by and construed and administered according to the laws of said Commonwealth” and we assume that a court would give full force and effect to that provision.  In addition, the Declaration of Trust provides that the Trust “shall maintain a resident agent in the Commonwealth of Massachusetts,” and we assume that the Trust has complied with that provision since its organization.

We have assumed, for the purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto in the form included as Exhibit A to the proxy statement/prospectus that is part of the Registration Statement and will constitute a legal, valid, and binding obligation of the Trust, on behalf of the Acquiring Portfolio.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary action on the part of the Trust and that, when the Shares are issued and delivered in accordance with the terms of the Agreement and Plan of Reorganization, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Declaration of Trust disclaims liability of any shareholder in connection with Trust property or the acts, obligations, or affairs of the Trust. The Declaration of Trust provides for indemnification by the Trust of any shareholder from and against all claims and liabilities, to which such shareholder may become subject by reason of his being or having been a shareholder, and shall reimburse such shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. The Declaration of Trust provides that such indemnification and reimbursement shall be made only out of property of the Trust. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the Trust itself or themselves would be unable to meet its or their obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP